EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE EASTERN COMPANY REPORTS THIRD QUARTER 2026 RESULTS

•

Net Sales Increased 36% Year-over-Year and 21% Sequentially to $75.0 Million on Higher Shipments of Truck Mirror Assemblies and Returnable Transport Packaging and a First Full Quarter of Sungear and Crown Precision

•	Gross Margin Expanded to 23.9% from 22.3% and Operating Profit to 7.4% of Net Sales from 3.1%; Operating Profit More Than Tripled to $5.6 Million

•

Net Income from Continuing Operations of $3.4 Million, or $0.57 per Diluted Share, Compared with $0.6 Million, or $0.10 per Diluted Share, in the Prior-Year Quarter; Adjusted EBITDA from Continuing Operations More Than Doubled to $7.6 Million

•	Repaid $2 Million of Debt During the Quarter; $61 Million of Revolver Availability at Quarter End

•	Backlog Increased 70% Year-over-Year to $126.1 Million, Providing Visibility Through the Balance of 2026 and into 2027

SHELTON, CT – November 10, 2026 - The Eastern Company (“Eastern” or the “Company”) (NASDAQ:EML), an industrial holding company with a portfolio of businesses serving commercial transportation, logistics, aerospace, defense, and other industrial markets, today announced its results of operations for the third fiscal quarter of 2026 ended October 3, 2026.

“The third quarter showed what Eastern can deliver when the benefits of our restructuring initiatives implemented over the past year are combined with improving demand,” stated Ryan Schroeder, Eastern’s President and CEO. “Net sales, gross margin and operating profit as a percentage of sales each reached their highest level in five quarters, with net sales increasing 36% from a year ago and operating profit as a percentage of sales more than doubling to 7.4%. Much of our growth was organic: demand improved for truck mirror assemblies, returnable transport packaging, and latch and handle assemblies, new products at Eberhard moved from development into production, and we delivered the increased volume at a higher gross margin. Sungear and Crown Precision made their first full-quarter contribution to our results, adding revenue from the aerospace and defense markets that did not exist a year ago. Importantly, we achieved this growth, reduced debt in the quarter, maintained our dividend, and preserved ample liquidity despite the additional working capital required to support higher sales. Finally, backlog was $126.1 million at quarter end, up 70% from a year ago. New orders in the quarter replaced the strong shipments we delivered, providing visibility through the balance of 2026 and into 2027.

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“Looking ahead to the fourth quarter and its historical seasonality, we are starting from a higher base than a year ago and are better positioned to pursue the opportunities we see across our markets. A full automotive launch calendar and the customer base we have broadened over the past 24 months give our returnable transport packaging business a wider pool of demand to draw upon. Increasing truck production and fleet replacement are favorable for demand for mirror assemblies and other commercial vehicle products. A pipeline of customer-driven and internally developed products positions us well in our industrial hardware markets. Our first full quarter operating Sungear and Crown Precision reinforced our rationale for entering the aerospace and defense market, where demand is strong and there is room for a disciplined operator to grow. At the same time, we are navigating industry-wide macro pressures, including rising input and logistics costs, which we are addressing through the normal commercial process with our customers. Our job from here is execution: convert the backlog, protect our margins, and stay disciplined on capital, including acquisitions that complement our core strengths and enhance long-term value,” concluded Mr. Schroeder.

Third Quarter 2026 Financial Results

The following analysis excludes discontinued operations.

Net sales for the third quarter of 2026 increased 36% to $75.0 million from $55.3 million for the corresponding period in 2025. The increase in sales was driven by higher shipments of truck mirror assemblies ($7.4 million), returnable transport packaging ($5.7 million) and latch and handle assemblies ($1.1 million), together with $5.4 million in sales contributed by the recently acquired Sungear, LLC and Sinecera, LLC (d/b/a Crown Precision) (together, “Sungear and Crown Precision”) businesses. Net sales for the first nine months of 2026 increased 3% to $196.5 million from $191.4 million for the corresponding period in 2025. Sales increased in the first nine months of 2026 due to higher shipments of truck mirror assemblies of $2.8 million and latch and handle assemblies of $0.4 million and $7.1 million in aerospace and defense sales from the acquired businesses, partially offset by lower shipments of returnable transport packaging of $5.2 million.

Gross margin as a percentage of sales was 23.9% for the third quarter of 2026 compared to 22.3% for the third quarter of 2025. For the first nine months of 2026, gross margin was 21.7% compared to 22.9% for the corresponding period in 2025.

Selling and administrative expenses increased by $1.6 million, or 16.9%, for the third quarter of 2026 compared to the corresponding period in 2025, primarily due to $1.8 million in higher compensation costs, largely reflecting higher incentive compensation, partially offset by a $0.2 million reduction in severance expenses. Selling and administrative expenses decreased by $1.3 million, or 4.0%, for the first nine months of 2026 due to $2.1 million of lower restructuring charges, $0.6 million of decreased selling expenses, $0.4 million of lower commissions and $0.6 million of decreased other expenses, partially offset by $1.3 million of higher personnel costs, $0.8 million of increased data processing costs, and $0.3 million of higher legal expenses.

Net income from continuing operations for the third quarter of fiscal 2026 was $3.4 million, or $0.57 per diluted share, compared to $0.6 million, or $0.10 per diluted share, for the comparable period in 2025. For the first nine months of 2026, net income from continuing operations was $9.7 million, or $1.61 per diluted share, compared to $4.8 million, or $0.78 per diluted share, for the comparable period in 2025.

Net income from continuing operations for the first nine months of 2026 included a non-cash bargain purchase gain of $6.5 million recognized in connection with the acquisition of Sungear and Crown Precision. This gain is excluded from the adjusted financial measures described below.

Adjusted net income from continuing operations for the third quarter of fiscal 2026 was $3.6 million, or $0.60 per diluted share, compared to adjusted net income from continuing operations of $0.8 million, or $0.13 per diluted share, for the corresponding period in 2025. For the nine months ended October 3, 2026, adjusted net income from continuing operations was $5.3 million, or $0.88 per diluted share, compared to $6.5 million, or $1.06 per diluted share, for the comparable 2025 period. See “Non-GAAP Financial Measures” below and the reconciliation tables accompanying this release.

Adjusted EBITDA from continuing operations (a non-GAAP measure) for the third quarter of 2026 was $7.6 million compared to $3.5 million for the corresponding period in 2025, an increase of $4.2 million, or approximately 119%.   For the nine months ended October 3, 2026, adjusted EBITDA from continuing operations was $14.0 million compared to $15.2 million in the corresponding 2025 period. See “Non-GAAP Financial Measures” below and the reconciliation tables accompanying this release.

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Conference Call and Webcast

The Eastern Company will host a conference call to discuss its results for the third quarter of 2026 and related matters on Wednesday, November 11, 2026, at 9:00AM Eastern Time. Participants can access the conference call by phone at 888-506-0062 (toll-free in the US and Canada) or 973-528-0011 (international), using access code 651667. Participants can also join via the web at https://www.webcaster5.com/Webcast/Page/1757/54722.

About The Eastern Company

The Eastern Company manages a portfolio of businesses that design, manufacture and sell engineered products and solutions for commercial transportation, logistics, aerospace, defense and other industrial markets. The Company’s businesses operate from locations in the U.S., Canada, Mexico, Taiwan and China. More information on the Company can be found at www.easterncompany.com.

Safe Harbor for Forward-Looking Statements

Statements contained in this press release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “would,” “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “plan,” “potential,” “opportunities,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated.  These factors include:

•

risks associated with doing business overseas, including fluctuations in exchange rates and the inability to repatriate foreign cash, the impact on our cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs and the impact of political, economic, and social instability;

•	the impact of tariffs, trade sanctions or political instability on the availability or cost of raw materials;
•

the impact of higher raw material and component costs and cost inflation, supply chain disruptions and shortages, particularly with respect to steel, plastics, scrap iron, zinc, copper, and electronic components;

•	delays in delivery of our products to our customers;
•

the impact of global economic conditions and interest rates, and more specifically conditions in the automotive, construction, aerospace and defense, energy, oil and gas, transportation, electronic, and general industrial markets, including the impact, length and degree of economic downturns on the customers and markets we serve and demand for our products, reductions in production levels, the availability, terms and cost of financing, including borrowings under credit arrangements or agreements,  and the impact of market conditions on pension plan funded status;

•	restrictions on operating flexibility imposed by the agreement governing our credit facility;
•	the inability to achieve the savings expected from global sourcing of materials;
•	lower cost competition;
•	our ability to design, introduce and sell new or updated products and related components;
•	market acceptance of our products;
•	the inability to attain expected benefits from acquisitions or dispositions or the inability to effectively integrate acquired businesses and achieve expected synergies;
•

our ability to successfully integrate Sinecera and Sungear, including their operations, personnel, systems and internal control and the possibility that Sinecera and Sungear do not perform as expected or that we do not realize the anticipated benefits of the acquisition;

•	costs and liabilities associated with environmental compliance;
•

the impact of climate change, natural disasters, geopolitical events, and public health crises, including pandemics and epidemics, and any related Company or government policies or actions, including any potential adverse economic impacts resulting from a U.S. federal government shutdown;

•

military conflict (including the Russia/Ukraine conflict, the conflict in the Middle East, the possible expansion of such conflicts and geopolitical consequences) or terrorist threats and the possible responses by the U.S. and foreign governments;

•	failure to protect our intellectual property;
•	cyberattacks, data breaches or interruptions or failures of our information technology systems; and
•	materially adverse or unanticipated legal judgments, fines, penalties, or settlements.

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The Company is also subject to other risks identified and discussed in Part I, Item 1A, Risk Factors, and in Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, of the 2025 Form 10-K/A which was filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2026, and that may be identified from time to time in our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC.

Although the Company believes it has an appropriate business strategy and the resources necessary for its operations, future revenue and margin trends cannot be reliably predicted, and the Company may alter its business strategies to address changing conditions. Also, the Company makes estimates and assumptions that may materially affect reported amounts and disclosures. These relate to valuation allowances for accounts receivable and excess and obsolete inventories, accruals for pensions and other postretirement benefits (including forecasted future cost increases and returns on plan assets), provisions for depreciation (estimating useful lives), uncertain tax positions, and, on occasion, accruals for contingent losses. The Company undertakes no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as required by law.

Non-GAAP Financial Measures

The non-GAAP financial measures we provide in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

To supplement the condensed consolidated financial statements prepared in accordance with U.S. GAAP, we have presented Adjusted net income from continuing operations, adjusted earnings per share from continuing operations, and adjusted EBITDA from continuing operations, which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income from continuing operations, diluted earnings per share from continuing operations, net income from discontinued operations, net income (loss) or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Adjusted net income from continuing operations is defined as net income from continuing operations excluding, when incurred, gains or losses that we do not believe reflect our ongoing operations, including, for example, the impacts of impairment losses, gains/losses on the sale of subsidiaries, property and facilities, bargain purchase gains, acquired inventory step-up adjustments, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses, executive severance, and restructuring costs. This measure also excludes credit agreement refinancing expenses, when applicable, because we do not believe these expenses are reflective of our ongoing operations.  Adjusted net income from continuing operations is a tool that can assist management and investors in comparing our performance on a consistent basis across periods by removing the impact of certain items that management believes do not directly reflect our underlying operating performance.

Adjusted earnings per share from continuing operations is defined as earnings per share from continuing operations excluding, when incurred, certain per share gains or losses that we do not believe reflect our ongoing operations, including, for example, the impacts of impairment losses, gains/losses on the sale of subsidiaries, property and facilities, bargain purchase gains, acquired inventory step-up adjustments, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses, executive severance, and restructuring costs. This measure also excludes credit agreement refinancing expenses, when applicable, because we do not believe these expenses are reflective of our ongoing operations.  We believe that Adjusted earnings per share from continuing operations provides important comparability of underlying operational results, allowing investors and management to assess operating performance on a consistent basis from period to period.

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Adjusted EBITDA from continuing operations is defined as net income from continuing operations before interest expense, provision for income taxes, and depreciation and amortization and excluding, when incurred, the impacts of certain losses or gains that we do not believe reflect our ongoing operations, including, for example, impairment losses, gains/losses on sale of subsidiaries, property and facilities, bargain purchase gains, acquired inventory step-up adjustments, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses, executive severance, and restructuring expenses.  This measure also excludes credit agreement refinancing expenses, when applicable, because we do not believe these expenses are reflective of our ongoing operations. Adjusted EBITDA from continuing operations is a tool that can assist management and investors in comparing our performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our underlying operations.

Management uses such measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess our performance relative to our competitors, and to establish operational goals and forecasts that are used in allocating resources. These financial measures should not be considered in isolation from, or as a replacement for, GAAP financial measures.

We believe that presenting non-GAAP financial measures in addition to GAAP financial measures provides investors greater transparency to the information used by our management for its financial and operational decision-making. We further believe that providing this information enables our investors to better understand our operating performance and to evaluate the methodology used by management to evaluate and measure such performance.

Investor Relations Contacts

The Eastern Company

Ryan Schroeder or Nicholas Vlahos

203-729-2255

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THE EASTERN COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Net sales	$74,975,749	$55,336,452	$196,474,045	$191,437,750
Cost of products sold	(57,052,940)	(42,971,012)	(153,869,415)	(147,613,222)
Gross margin	17,922,809	12,365,440	42,604,630	43,824,528

Product development expense	(1,096,208)	(995,771)	(3,174,208)	(3,136,673)
Selling and administrative expenses	(11,272,877)	(9,646,956)	(30,894,183)	(32,181,886)
Operating profit	5,553,724	1,722,713	8,536,239	8,505,969

Interest expense	(666,477)	(688,425)	(1,775,309)	(2,019,365)
Bargain purchase gain	-	-	6,529,299	-
Other expense	(56,963)	(157,640)	(145,012)	(282,136)
Income before income taxes from continuing operations	4,830,284	876,648	13,145,217	6,204,468

Income tax expense	(1,384,351)	(297,712)	(3,409,869)	(1,422,414)
Net income from continuing operations	$3,445,933	$578,936	$9,735,348	$4,782,054

Discontinued Operations
Loss from operations of discontinued unit	$-	$-	$-	$(520,006)
Income from disposal of discontinued unit	-	-	-	2,016,696
Income tax expense	-	-	-	(315,951)
Net income from discontinued operations	-	-	-	1,180,739

Net Income	$3,445,933	$578,936	$9,735,348	$5,962,793

Earnings per share from continuing operations:
Basic	$0.57	$0.10	$1.62	$0.78

Diluted	$0.57	$0.10	$1.61	$0.78

Earnings per share from discontinued operations:
Basic	$-	$-	$-	$0.19

Diluted	$-	$-	$-	$0.19

Total earnings per share:
Basic	$0.57	$0.10	$1.62	$0.97

Diluted	$0.57	$0.10	$1.61	$0.97

Cash dividends per share:	$0.11	$0.11	$0.33	$0.33

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THE EASTERN COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 3, 2026	January 3, 2026
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$7,902,609	$7,412,019
Marketable securities	244,321	-
Accounts receivable, less allowances: 2026 -$711,170;2025 - $633,891	42,502,239	30,128,669
Inventories	66,723,244	56,343,756
Current portion of notes receivable	28,844	33,844
Prepaid expenses and other current assets	8,892,013	5,349,486
Total Current Assets	126,293,270	99,267,774

Property, Plant and Equipment	67,155,498	60,163,556
Accumulated depreciation	(36,610,940)	(33,246,213)
Property, Plant and Equipment, Net	30,544,558	26,917,343

Goodwill	58,666,199	58,631,336
Trademarks	5,075,556	5,082,767
Patents and other intangibles, net of accumulated amortization	3,512,349	5,269,204
Deferred income taxes	5,528,496	5,528,496
Right of use assets	17,473,339	15,979,696
Total Other Assets	90,255,939	90,491,499

TOTAL ASSETS	$247,093,767	$216,676,616

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THE EASTERN COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

	October 3, 2026	January 3, 2026
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$29,939,918	$16,426,259
Accrued compensation	6,578,091	4,203,720
Other accrued expenses	4,147,054	2,349,400
Current portion of operating lease liability	4,589,270	3,729,769
Current portion of finance lease liability	937,386	908,332
Total Current Liabilities	46,191,719	27,617,480

Other long-term liabilities	486,278	464,902
Operating lease liability, less current portion	12,884,069	12,235,188
Finance lease liability, less current portion	2,562,728	3,080,446
Long-term debt, less current portion	39,689,088	33,902,353
Accrued postretirement benefits	332,475	332,165
Accrued pension cost	12,265,711	14,398,753
Total Liabilities	114,412,068	92,031,287

Shareholders’ Equity
Voting Preferred Stock, no par value:
Authorized and unissued: 1,000,000 shares
Nonvoting Preferred Stock, no par value:
Authorized and unissued: 1,000,000 shares
Common Stock, no par value, Authorized: 50,000,000 shares	36,855,017	36,337,100
Issued: 9,201,306 shares as of October 3, 2026 and 9,179,288 shares as of January 3, 2026	-
Outstanding: 6,023,136 shares as of October 3, 2026 and 6,041,767 shares as of January 3, 2026	-
Treasury Stock: 3,178,170 shares as of October 3, 2026 and 3,137,521 shares as of January 3, 2026	(30,895,650)	(30,067,777)
Retained earnings	145,743,674	137,997,382
Accumulated other comprehensive loss:	-
Foreign currency translation	(831,474)	(1,437,363)
Unrealized (loss) gain on foreign currency swap, net of tax	(69,661)	570,097
Unrecognized net pension and postretirement benefit costs, net of tax	(18,120,207)	(18,754,110)
Accumulated other comprehensive loss	(19,021,342)	(19,621,376)
Total Shareholders’ Equity	132,681,699	124,645,329
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$247,093,767	$216,676,616

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THE EASTERN COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	October 3, 2026	September 27, 2025
Operating Activities
Net income	$9,735,348	$5,962,793
Less: Income from discontinued operations	-	1,180,739
Income from continuing operations	$9,735,348	$4,782,054
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	5,107,307	4,846,679
Bargain purchase gain	(6,529,299)	-
Reduction in carrying amount of ROU assets	1,508,382	2,200,274
Unrecognized pension and postretirement benefit	(1,312,423)	(689,806)
(Gain) loss on sale of equipment	(40,278)	176,254
Provision for doubtful accounts	100,512	17,000
Stock compensation expense	517,917	599,372
Changes in operating assets and liabilities:
Accounts receivable	(10,664,033)	8,050,261
Inventories	239,037	(722,705)
Prepaid expenses and other	(3,823,040)	(387,479)
Other assets	(193,514)	214,725
Accounts payable	11,656,678	(3,274,997)
Accrued compensation	1,594,761	(906,067)
Operating lease liability	(1,508,382)	(2,200,274)
Other accrued expenses	2,495,315	(7,683,977)
Net cash provided by operating activities	8,884,288	5,021,314

Investing Activities
Marketable securities	(239,650)	2,222,059
Acquisition	(8,041,927)	(421,039)
Payments received from notes receivable	5,000	14,545
Proceeds from sale of equipment	4,000	800
Proceeds from sale of discontinued operations	-	1,593,646
Purchases of property, plant, and equipment	(2,373,431)	(1,643,885)
Net cash (used in) provided by investing activities	(10,646,008)	1,766,126

Financing Activities
Proceeds from long-term debt	8,000,000	-
Proceeds from promissory note	785,000	-
Principal payments on long-term debt	(3,015,894)	(7,044,065)
Financing leases, net	(676,126)	(592,699)
Purchase common stock for treasury	(827,873)	(2,975,152)
Dividends paid	(1,989,055)	(2,016,239)
Net cash provided by (used in) financing activities	2,276,052	(12,628,155)

Effect of exchange rate changes on cash	(23,742)	225,126
Net change in cash and cash equivalents	490,590	(5,615,589)

Cash and cash equivalents at beginning of period	7,412,019	14,843,529
Cash and cash equivalents at end of period	$7,902,609	$9,227,940

Supplemental disclosure of cash flow information:
Interest	$1,836,971	$2,110,688
Income taxes	2,350,764	2,078,175

Non-cash investing and financing activities
Right of use asset	3,824,571	4,552,886
Lease liability	3,708,022	4,016,861

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Reconciliation of Non-GAAP Measures

Adjusted Net Income from Continuing Operations and Adjusted Earnings per Share from Continuing Operations Calculation

For the Three and Nine Months ended October 3, 2026 and September 27, 2025

($000's, except for per share data)

	Three Months Ended		Nine Months Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Net income from continuing operations as reported per generally accepted accounting principles (GAAP)	$3,446	$579	$9,735	$4,782

Earnings per share from continuing operations as reported under generally accepted accounting principles (GAAP):

Basic	$0.57	$0.10	$1.62	$0.78
Diluted	$0.57	$0.10	$1.61	$0.78

Adjustments:

Restructuring (a)	-	285	-	2,172
Bargain purchase gain	-	-	(6,529)	-
Acquisition related transaction costs	3	-	195	-
Acquired inventory step-up adjustment	239	-	331	-
Non-GAAP tax impact of adjustments (1)	(63)	(60)	1,557	(459)

Total adjustments (Non-GAAP)	179	225	(4,446)	1,713

Adjusted net income from continuing operations (Non-GAAP)	$3,625	$804	$5,289	$6,495

Adjusted earnings per share from continuing operations (Non-GAAP):

Basic	$0.60	$0.13	$0.88	$1.06
Diluted	$0.60	$0.13	$0.88	$1.06

(1) We estimate the tax effect of the items identified to determine a non-GAAP annual effective tax rate applied to the pre-tax amount in order to calculate the non-GAAP provision for income taxes.

(a) consists of personnel-related and facility costs

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Reconciliation of Non-GAAP Measures

Adjusted EBITDA from Continuing Operations Calculation

For the Three and Nine Months ended October 3, 2026 and September 27, 2025

($000's)

	Three Months Ended		Nine Months Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025

Net income from continuing operations as reported per generally accepted accounting principles (GAAP)	$3,446	$579	$9,735	$4,782

Interest expense	666	688	1,775	2,019
Provision for income taxes	1,384	298	3,410	1,422
Depreciation and amortization	1,898	1,633	5,107	4,847
Restructuring (a)	-	285	-	2,172
Bargain purchase gain	-	-	(6,529)	-
Acquisition related transaction costs	3	-	195	-
Acquired inventory step up adjustment	239	-	331	-

Adjusted EBITDA from continuing operations (non-GAAP)	$7,636	$3,483	$14,024	$15,242

(a) consists of personnel-related and facility costs

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